EXHIBIT 99.1
News Release

For Immediate Release	Contact: Steven E. Wilson
November 26, 2003	Chief Financial Officer
(304)424-8704

United Bankshares, Inc. Announces
30th Consecutive Year of Dividend Increases and
Plans to Prepay Certain Long-Term Debt

     PARKERSBURG, WV— The Board of Directors of United Bankshares, Inc. (NASDAQ: UBSI) declared a fourth quarter cash dividend of 25¢ per share for shareholders of record as of December 12, 2003. Dividends per share of $1.00 for the year 2003 represents a 5% increase over the 95¢ per share paid for 2002.

     The dividend payout of approximately $10.9 million on 43.7 million shares is payable January 2, 2004. The year 2003 is the 30th consecutive year of dividend increases to United shareholders. During this time period, the dividend has increased from 6¢ to $1.00, which represents an annual compound growth rate of 10%. The annualized fourth quarter 2003 dividend of $1.00 equates to a yield of approximately 3.3% based on recent UBSI market prices, which is an attractive yield in today’s low interest rate environment.

     In light of the low interest rate environment and significant liquidity arising from its mortgage banking subsidiary’s reduced originations, United announced plans today to prepay certain Federal Home Loan Bank (FHLB) long-term advances in the amount of approximately $156.5 million with a weighted average interest rate of 6.18%. The prepayment of these borrowings will lower the annual interest paid by approximately $5 million, thus improving United’s net interest margin and enhancing future earnings. The early repayment of this existing long-term debt will result in an anticipated after-tax charge for prepayment penalties of approximately $10 million or 24¢ per diluted share, all of which will be recognized as expense in the fourth quarter of 2003.

     United’s Chairman and Chief Executive Officer, Richard M. Adams stated, “United is solidly profitable with a strong balance sheet, evidenced by shareholders’ equity of over $550 million. This restructuring is to reduce the higher funding costs from FHLB borrowings that United obtained in prior years. The restructuring will enable United to position itself for increased future profitability.”

     Last month, United announced the completion of its 26th acquisition, Sequoia Bancshares, Inc. of Bethesda, Maryland. United has grown to approximately $6.4 billion in assets and has become the 3rd largest independent commercial banking franchise in the nation’s capital MSA. The Sequoia acquisition significantly enhances United’s Northern Virginia/Washington, D.C./suburban Maryland franchise.

United Bankshares, Inc. Announces......
November 26, 2003

     United previously announced record earnings for the third quarter and first nine months of 2003. Diluted earnings per share were 55¢ for the third quarter of 2003, up 6% from diluted earnings per share of 52¢ for the third quarter of 2002. Third quarter of 2003 net income was $22.9 million compared to $22.4 million for the third quarter of 2002. Diluted earnings per share were $1.62 for the first nine months of 2003, which also represented a 6% increase from diluted earnings per share of $1.53 for the first nine months of 2002. Net income for the first nine months of 2003 totaled $68.3 million compared to $66.4 million for the prior year’s first nine months.

     United Bankshares stock is traded on the NASDAQ (National Association of Securities Dealers Quotation System) National Market System under the quotation symbol “UBSI”.

This press release contains certain forward-looking statements, including certain plans, expectations, goals and projections, which are subject to numerous assumptions, risks and uncertainties. Actual results could differ materially from those contained in or implied by such statements for a variety of factors including: changes in economic conditions; movements in interest rates; competitive pressures on product pricing and services; success and timing of business strategies; the nature and extent of governmental actions and reforms; and rapidly changing technology and evolving banking industry standards.